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Exhibit 99.2

INFOCROSSING COMPLETES PREVIOUSLY ANNOUNCED $76.5 MILLION PRIVATE PLACEMENT OF COMMON STOCK AND WARRANTS

        LEONIA, NJ, OCTOBER 22, 2003—Infocrossing, Inc. (Nasdaq: IFOX), a leading provider of mainframe, AS/400 and open system outsourcing solutions, business process outsourcing and business continuity services, announced today that it completed a previously announced $76.5 million private placement of 9,739,111 shares of its common stock and warrants to purchase 3,408,689 shares of its common stock.

        The net proceeds of the private placement, which was first announced on October 17, 2003, were principally used to fund a recapitalization of the Company in a transaction which was completed yesterday and to pay related fees and expenses. The remainder is being used for working capital purposes. For a description of the recapitalization transactions, please refer to the separate press release, also issued today.

        Of the net proceeds from the private placement, $55.0 million was paid to holders of the Company's series A preferred stock and series A warrants as partial consideration for the cancellation of all of those outstanding securities in connection with the recapitalization. Approximately $12.2 million of the net proceeds was used to repay all $11.9 million in aggregate principal amount outstanding of the Company's 12% senior subordinated debentures due 2005, plus accrued interest through the date of repayment.

        The warrants issued yesterday in the private placement have an exercise price of $7.86 per share of common stock and expire in October 2008.

        The private placement was made only to accredited investors in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The shares of common stock and warrants being issued, and the shares of common stock issuable upon exercise of the warrants, have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

        This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of the securities in any jurisdiction in which such offering would be unlawful.

About Infocrossing (www.infocrossing.com)

        Infocrossing, Inc. (Nasdaq: IFOX) is a premier provider of a full range of Information Technology outsourcing services, including mainframe and open system outsourcing, remote systems and network management, business process outsourcing, and Information Technology infrastructure consulting. With more than 18 years of experience managing large, mission-critical Information Technology systems, Infocrossing assures the optimal performance, security, reliability and scalability of customers' mainframes, distributed servers and networks, irrespective of where the systems components are located. Infocrossing maintains strategic alliances with leading technology providers, including IBM, Computer Associates, EMC, Sun Microsystems, Intel, and Cisco Systems.

        This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company's products and services in the marketplace; competitive factors; technological changes; the Company's dependence upon third-party suppliers; intellectual property rights; and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

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INFOCROSSING COMPLETES PREVIOUSLY ANNOUNCED $76.5 MILLION PRIVATE PLACEMENT OF COMMON STOCK AND WARRANTS